Exhibit 10.5

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION COPY

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is entered into on March 29, 2012 (the “Effective Date”) between Optimer Luxembourg 2 S.à r.l., a company organized under the laws of Luxembourg (“Optimer”), having a principal place of business at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Luxembourg, and Astellas Pharma Inc., a company organized under the laws of Japan (“Partner”), having a principal place of business at 2-3-11 Nihonbashi-Honcho, Chuo-ku, Tokyo, 103-8411, Japan.

RECITALS

WHEREAS, Optimer U.S.A. (as defined below) has developed fidaxomicin for the treatment of Clostridium difficile infection and owns or controls certain patents, know-how and other intellectual property relating to fidaxomicin;

WHEREAS, Partner is engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, Partner and Optimer U.S.A. are entering into a Collaboration and License Agreement on even date herewith (as may be amended, the “License Agreement”) under which Partner is receiving a license to develop and commercialize Products in the Territory; and

WHEREAS, Optimer desires to supply Product to Partner in connection with the License Agreement and on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      DEFINITIONS

1.1          “Actual Discount” shall mean, with respect to a given Fiscal Half Year, the amount equal to (a) […***…] (b) […***…], which amount may be a negative number.

1.2          “Actual Transfer Price” shall have the meaning set forth in Section 4.1(a)(i)(2).

1.3          “Additional Product” shall mean any pharmaceutical product containing or comprising a Compound as the sole active pharmaceutical ingredient, […***…], to

***Confidential Treatment Requested

which Partner has a license under the License Agreement, other than the Existing Product, but not combination products or non-oral formulations.

1.4          “Affiliate” of a Party shall mean any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists.  As used in this Section 1.4, “control” shall mean (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

1.5          “APEL” shall mean Astellas Pharma Europe Limited, an Affiliate of Partner.

1.6          “[…***…]” shall have the meaning set forth in […***…].

1.7          “API” shall mean the active pharmaceutical ingredient of the Existing Product.

1.8          “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.9          “Assignment Agreement” shall have the meaning set forth in Section 2.4.

1.10        “Audit Disagreement” shall have the meaning provided in Section 4.3(e).

1.11        “Buffer Stock” shall have the meaning provided in Section 7.5(a).

1.12        “Bulk Product” shall mean the Existing Product in tablet form without being packaged in a blister or bottle.

1.13        “Business Day” shall mean a day other than a Saturday or Sunday or any public holiday in the United States or Japan.  For the avoidance of doubt, references in this Agreement to “days” shall mean calendar days.

1.14        “Calendar Quarter” shall mean a period of three (3) consecutive months during a Calendar Year beginning on and including January 1st, April 1st, July 1st or October 1st.

1.15        “Calendar Year” shall mean a period of twelve (12) consecutive months beginning on and including January 1st.

***Confidential Treatment Requested

1.16        “CDI” shall mean Clostridium difficile infection or Clostridium difficile-associated diarrhea (CDAD) in humans.

1.17        “Certificate of Analysis” shall have the meaning provided in Section 6.1(d).

1.18        “cGMP” shall mean all applicable current good manufacturing practices as adopted by the applicable Regulatory Authority in the Territory and in the country where such Manufacture takes place, including standards relating to Manufacturing practices for active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products.

1.19        “COGS Plus” shall mean […***…] of Cost of Goods.

1.20        “Compound” shall mean […***…] or any salt, hydrate, solvate, polymorph, stereo-isomer, ester, chelate, clathrate, acid, base, epimer, enantiomer, crystalline form, metabolite or prodrug or any other non-covalent derivative or crystalline form thereof.

1.21        “Confidential Information” shall have the meaning provided in Section 10.1.

1.22        “Confidentiality Agreement” shall mean that certain agreement dated October 26, 2011 between Optimer U.S.A. and Partner.

1.23        “Control” (including any variations such as “Controlled” and “Controlling”) shall mean with respect to any Information, patent or other intellectual property rights, possession by a Party of the ability (whether by ownership or license, other than pursuant to this Agreement) to grant the applicable license under this Agreement, without violating the terms of an agreement with a Third Party.

1.24        “Cost of Goods” shall mean all out-of-pocket costs incurred by Optimer for Supplied Products, including (i) all payments made to Third Parties for products and services purchased from such Third Parties, including payments for API, and if applicable, tableting, bottling or other formulation of API, and packaging in blister and bottle packaged form, and (ii) all sales and excise taxes imposed thereon, customs duties and charges levied by government authorities, and costs for shipping, storage and insurance with respect to Supplied Products.

1.25        “Develop” shall mean to develop (including clinical, non-clinical and chemistry, manufacturing and controls (CMC) development), analyze, test and conduct preclinical, clinical and all other regulatory trials for a Compound or Product, as well as any and all activities pertaining to new indications, pharmacokinetic studies and all related activities including work on new formulations, new methods of treatment and CMC activities including new manufacturing methods.  “Developing” and “Development” shall have correlative meanings.

***Confidential Treatment Requested

1.26        “Disclosing Party” shall have the meaning provided in Section 10.1.

1.27        “Discount Percentage” shall mean […***…], as such percentage may be adjusted in accordance with Section 4.1(b)(iii).

1.28        “Discount Term” shall mean, on a Product-by-Product basis, the period of time commencing on the […***…] of Launch Quantities of Products from Optimer under this Agreement until the […***…] during which Generic Entry occurs.

1.29        “Excluded Claim” shall have the meaning provided in Section 13.3(f).

1.30        “Existing Product” shall mean that certain pharmaceutical product Controlled by Optimer as of the Effective Date that is formulated as a tablet for oral administration and contains two hundred (200) milligrams of Compound as the sole active pharmaceutical ingredient.

1.31        “FDA” shall mean the United States Food and Drug Administration, or any successor agency or agencies thereto having the administrative authority to regulate the marketing of human pharmaceutical products in the United States.

1.32        “Field” shall mean the diagnosis, prevention and treatment of any disease or condition in humans, including CDI.

1.33        “First Commercial Sale” shall mean, on a Product-by-Product basis, the first bona fide, arm’s length sale of a Product in the Territory following receipt of Regulatory Approval of such Product in the Territory.  Sales of a Product for registration samples, compassionate use sales, named patient use and inter-company transfers to Affiliates of a Party will not constitute a First Commercial Sale.

1.34        “Fiscal Half Year” shall mean a period of six (6) consecutive months beginning on and including April 1st or October 1st, provided, that the first Fiscal Half Year shall be the period beginning on the Effective Date and ending on March 31st.

1.35        “Generic Entry” shall mean that a Generic Product is sold in the Territory and sales of the Generic Product are greater than […***…] of total sales by volume of all sales of such Product (including such Generic Product) in the Territory in a Calendar Quarter.

1.36        “Generic Product” shall mean any product that is introduced in the Territory by an entity other than Partner or its Affiliate or Sublicensee which contains […***…] as contained in a Product sold by Partner or its Sublicensee […***…].

***Confidential Treatment Requested

1.37        “Indemnitee” shall have the meaning provided in Section 12.3.

1.38        “Indemnitor” shall have the meaning provided in Section 12.3.

1.39        “Information” shall mean information, ideas, inventions, discoveries, concepts, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, compositions of matter, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic or other form, now known or hereafter developed, whether or not patentable.

1.40        “Joint Patents” shall mean all Patents that claim Inventions that are jointly invented (as determined by US patent law) by employees or independent contractors of Optimer U.S.A. and Partner or their respective Affiliates. For purposes of this Section 1.39, “Inventions” shall mean any discovery or invention, whether or not patentable, made by a party to the License Agreement or its Affiliates or its or their respective employees, agents or independent contractors during the course of Development, Manufacturing, regulatory or commercial activities in the Territory with respect to Compounds or Products in the Field in the Territory (and, if Partner or its Affiliates or their respective employees, agents or independent contractors performs any such activities pursuant to this Agreement outside the Territory, either alone or jointly with Optimer U.S.A. or its Affiliates or their respective employees, agents or independent contractors, any discovery or invention made during such activities), in each case pursuant to the License Agreement during the term of the License Agreement and solely to the extent such discovery or invention relates to Compounds or Products in the Field, together with all intellectual property rights relating thereto.

1.41        “Latent Defect” means a defect that causes Supplied Product to fail to conform to the warranties set forth in Section 9.1, which defect is not discoverable upon reasonable physical inspection and testing performed pursuant to Section 6.2 but is discovered at a later time (e.g., in the course or as a result of long-term stability studies).

1.42        “Launch Quantities” shall have the meaning provided in Section 3.1.

1.43        “Licensed Patents” shall mean (a) all Patents that Optimer U.S.A. or any Optimer Current Affiliate (as defined in the License Agreement) Controls as of the Effective Date or during the term of the License Agreement, which Patents are necessary or useful to Develop, keep, use, sell, offer for sale, dispose of, offer to dispose of and import Products (including any Compound contained therein), and (b) if API is Supplied Product, all Patents that Optimer U.S.A. or any Optimer Current Affiliate Controls as of the Effective Date or during the term of the License Agreement, which Patents are necessary or useful to tablet or otherwise formulate API into Products and blister, bottle (if applicable) and package API into Products, in each case (a) and (b) in the Field in the Territory including, but not limited to, those Patents listed on EXHIBIT A of the License Agreement.

1.44        “Losses” shall have the meaning provided in Section 12.1.

1.45        “MAA” shall mean a marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in the Territory.

1.46        “MAA Approval” shall mean, with respect to each country in or outside the Territory for a particular Product, approval by the applicable Regulatory Authority in such country (which, in the Territory, shall be the MHLW) of the MAA for such Product filed in such country.  It is understood that, as used herein, MAA Approval does not include pricing or reimbursement approval.

1.47        “Manufacture” shall mean all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including manufacturing Supplied Product or supplies for Development, manufacturing of Supplied Product for commercial sale, in-process and semi-finished product testing, release of Supplied Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of Supplied Product, ongoing stability tests and regulatory activities related to any of the foregoing.  “Manufactured” or “Manufacturing” shall have correlative meaning.

1.48        “Manufacturing Process” shall have the meaning provided in Section 7.4.

1.49        “Manufacturing Services Agreement” shall have the meaning set forth in Section 2.4.

1.50        “MHLW” shall mean the Ministry of Health, Labour and Welfare, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products in the Territory.

1.51        “Net Sales” shall mean, with respect to any Product, the gross amounts invoiced for sales or other dispositions of such Product by or on behalf of Partner or its Sublicensees, as applicable, to Third Parties (other than Sublicensees) less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by Partner or its Sublicensees, as applicable, with respect to the sale or other disposition of such Product:

(a)           normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of such Product (provided that such discounts are not applied disproportionately to such Product when compared to the other products of Partner or its Sublicensee, as applicable);

(b)           credits or allowances given or made for rejection of or return of previously sold Products or for retroactive price reductions and billing errors;

(c)           rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers;

(d)           costs of freight, insurance, and other transportation charges directly related to the distribution of such Product;

(e)           taxes, duties or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income) levied on or measured by the billing amount for such Product, as adjusted for rebates and refunds; and

(f)            an allowance of up to […***…] for bad debts consistently applied in accordance with GAAP.

Upon any sale or other disposition of any Product that should be included within Net Sales for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms, then for purposes of calculating Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the average sales price during the applicable reporting period generally achieved for such Product in the country in which such sale or other disposition occurred when such Product is sold alone and not with other products.

In no event will any particular amount, identified above, be deducted more than once in calculating Net Sales.  Sales of a Product between Partner and its Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party shall be included within the computation of Net Sales.  Any free-of-charge disposal or use of a Product for development, regulatory or marketing purposes, such as clinical trials, compassionate use or indigent patient programs, shall not be deemed a sale or disposition for purposes of calculating Net Sales. If any Product is sold as a Bundled Product for a single invoiced amount (a “Combination Sale”), the Net Sales amount for the Product sold in such a Combination Sale shall be that portion of the gross amount invoiced for such Combination Sale (less all permitted deductions) determined as follows:

Except as provided below, the Net Sales amount for a Combination Sale shall equal the gross amount invoiced for the Combination Sale, reduced by the permitted deductions (the “Net Combination Sale Amount”), multiplied by the fraction A/(A+B), where:

***Confidential Treatment Requested

[…***…].

In the event that the Compound Component included in a Bundled Product is sold as a separate product in the Territory, but the Other Component included in such Bundled Product is not sold separately in the Territory, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction A/C where:

[…***…].

In the event that the Compound Component included in a Bundled Product is not sold as a separate product in the Territory, but the Other Component included in such Bundled Product is sold separately in the Territory, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction (C-D)/C, where:

[…***…].

Where the calculation of Net Sales resulting from a Combination Sale in the Territory cannot be determined by any of the foregoing methods, the calculation of Net Sales for such Combination Sale shall be that portion of the Net Combination Sale Amount reasonably determined in good faith by mutual agreement of the Parties as properly reflecting the relative value of the Compound Component included in the Bundled Product and the value of the Other Component(s) included in the Bundled Product.

1.52        “NHI” shall mean the Japanese National Health Insurance pricing system.

1.53        “NHI Price” shall mean, with respect to a Supplied Product in a given Fiscal Half Year, the price per tablet (or bottle or such other unit of the Product, as applicable) approved by the Regulatory Authority in the Territory to obtain reimbursement for the Product that incorporates or is comprised of such Supplied Product, as in effect on the last Business Day prior

***Confidential Treatment Requested

to the beginning of such Fiscal Half Year during which such shipment of Supplied Product is delivered.

1.54        “Objection Notice” shall have the meaning provided in Section 6.2(c).

1.55        “Optimer Indemnitee” shall have the meaning provided in Section 12.1.

1.56        “Optimer U.S.A.” shall mean Optimer Pharmaceuticals, Inc.

1.57        “PAR” shall mean Par Pharmaceutical, Inc.

1.58        “PAR Agreement” shall mean that certain Prospective Buy-Back Agreement, dated January 19, 2007, by and between Optimer U.S.A. and PAR, as amended in accordance with its terms.

1.59        “PAR Tripartite Agreement” shall have the meaning provided in the License Agreement.

1.60        “Partner Indemnitee” shall have the meaning provided in Section 12.2.

1.61        “Party” shall mean Optimer or Partner individually, and “Parties” shall mean Optimer and Partner collectively.

1.62        “Phase I Clinical Trial” shall mean a clinical trial of a Product in humans that would provide for first testing of a Product in humans and would satisfy the requirements of 21 C.F.R. §312.21(a) or analogous regulatory requirements in the Territory.

1.63        “Phase II Clinical Trial” shall mean a clinical trial of a Product in human patients in the Territory that would satisfy the requirements of 21 C.F.R. §312.21(b) or analogous regulatory requirements in the Territory, and is intended to explore one or more doses, dose response, or duration of effect, and to generate at least initial evidence of clinical activity and safety, for a Product in the Field in the target patient population.

1.64        “Phase III Clinical Trial” shall mean a pivotal clinical trial of a Product conducted in human patients designed to ascertain efficacy and safety of such Product for the purpose of submitting an application for Regulatory Approval to the competent Regulatory Authority in the Field in the Territory.

1.65        “Product” shall mean any pharmaceutical product containing or comprising a Compound as the sole active pharmaceutical ingredient, in oral […***…] formulation only. For clarification, Products containing or comprising different dosages of the same formulation of a Compound (for example, the Existing Product and […***…] and/or Products containing or comprising different formulations of the same dosage of a Compound (for example, the Existing Product and […***…])

***Confidential Treatment Requested

shall be different Products.

1.66        “Product Specifications” shall mean the specifications for Supplied Product mutually agreed by the Parties no later than […***…] after the Effective Date or, for Supplied Product for use in Phase I Clinical Trials, mutually agreed by the Parties promptly after the Effective Date as set forth in Section 2.3(d)(i), and any specifications mutually agreed to by the Parties established in connection with Supplied Product and changes to such specifications made at the request of a Regulatory Authority in the Territory or by mutual agreement of the Parties from time to time.  In the event Additional Product(s) become subject to this Agreement as agreed by the Parties, the Product Specifications shall be revised to include the specifications mutually agreed to by the Parties with respect to such Additional Product(s).

1.67        “Provisional Discount” shall mean, with respect to any shipment of Supplied Product, the amount equal to (a) […***…] (b) […***…], which amount may be a negative number.

1.68        “Provisional Sales” shall mean, with respect to any shipment of Supplied Products, the quantity of Supplied Products provisionally allocated for sales or other dispositions for value, determined as follows:

(a)           if the Supplied Product is API, (A/B) x C where A is […***…] B is […***…] C is […***…] to take into account expected losses during Manufacture or free-of-charge disposal or use of a Product for Development, regulatory or marketing purposes, such as clinical trials, compassionate use or indigent patient programs; or for holding in inventory pending sale or other disposition for value; or

(b)           if the Supplied Product is Bulk Product, D x E, where D is […***…] and E is […***…] to take into account expected losses during Manufacture or free-of-charge disposal or use of a Product for Development, regulatory or marketing purposes, such as clinical trials, compassionate use or indigent patient programs; or for holding in inventory pending sale or other disposition for value; or

(c)           if the Supplied Product is neither API nor Bulk Product, such other estimated units of such Supplied Product as agreed in writing by the Parties in good faith, consistent with the above provisions.

***Confidential Treatment Requested

1.69                        “Provisional Transfer Price” shall have the meaning set forth in Section 4.1(a)(i)(1).

1.70                        “Quality Agreement” shall have the meaning provided in Section 6.3.

1.71                        “Raw Materials” shall have the meaning provided in Section 7.1.

1.72                        “Receiving Party” shall have the meaning provided in Section 10.1.

1.73                        “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of Regulatory Authorities in any country that are necessary for the manufacture, use, storage, import, transport and/or sale of a Product in the Field in such country.

1.74                        “Regulatory Authority” shall mean any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of a Product in the Field in the Territory.  If governmental approval is required for pricing or reimbursement for a Product to be reimbursed by national health insurance (or its local equivalent), “Regulatory Authority” shall also include any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval of pricing or reimbursement is required.

1.75                        “Sales Report” shall have the meaning set out in the License Agreement.

1.76                        “SEC” shall have the meaning provided in Section 10.5(a).

1.77                        “Sublicensee” shall mean an Affiliate of Partner or a Third Party to whom Partner grants a right (a) to Develop, keep, use, sell, offer for sale, dispose of, offer to dispose of or import a Product in the Field in the Territory, or (b) to the extent a license under the Licensed Technology is necessary in order for Partner to tablet or otherwise formulate API into Products or to blister, bottle (if applicable) or package API into Products, to tablet, have tableted or otherwise formulate or have formulated API into Products, or to blister, bottle (if applicable) or package API into Products in the Field in the Territory, in each case beyond the mere right to purchase a Product from Partner or its Affiliates, and “Sublicense” shall mean an agreement or arrangement between Partner and a Sublicensee granting such rights.

1.78                        “Supplied Product” shall mean (a) API, (b) if agreed by the Parties pursuant to Section 2.3(b), Bulk Product, (c) API or such other form of Product as is agreed by the Parties pursuant to Section 2.3(d) for any Development activities of Partner or its Sublicensees permitted under the License Agreement, and placebo for such Development activities, (d) […***…], or (e) if agreed by the Parties, any Additional Product […***…], in the form agreed to by the

***Confidential Treatment Requested

Parties.  […***…].

1.79                        “Term” shall have the meanings provided in Section 11.1.

1.80                        “Territory” shall mean Japan.

1.81                        “Third Party” shall mean any entity other than Optimer or Partner or an Affiliate of Optimer or Partner.

1.82                        “Third Party Claims” shall have the meaning provided in Section 12.1.

1.83                        “Transfer Price” shall have the meaning provided in Section 4.1(a).

1.84                        “Valid Claim” shall mean (a) an unexpired claim of an issued patent within the Licensed Patents or Joint Patents which has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken; or (b) a claim of a pending patent application; provided, however, that if a claim of a pending patent application shall not have issued within […***…] after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement after such […***…] deadline unless and until a patent issues with such claim, and […***…]; provided further, that, for clarity, […***…].

2.                                      SUPPLY OF SUPPLIED PRODUCTS.

2.1                               Supply by Optimer.  Optimer will Manufacture or have Manufactured and supply or have supplied to Partner such quantities of Supplied Products as requested by Partner to cover total commercial requirements of Partner and its Sublicensees for Supplied Products in the Territory, including Supplied Products requested by Partner for promotional activities.  In addition, Optimer will provide or have provided Supplied Products to Partner for any Development activities permitted under the License Agreement.  Optimer will be the exclusive supplier to Partner and its Sublicensees of Supplied Products during the Term. Partner agrees that in no event shall Partner or its Sublicensees Manufacture or have Manufactured Supplied Products, or purchase Supplied Products from any party other than Optimer, except that if API is Supplied Product, Partner or its Sublicensees may tablet or otherwise formulate API into Products and blister, bottle (if applicable) and package API into Products, as permitted under this

***Confidential Treatment Requested

Agreement and the License Agreement.  Optimer shall require its Third Party manufacturer(s) of Supplied Products to comply in all material respects with the requirements set forth in this Agreement and the Quality Agreement, including the establishment and deployment of regular and as-needed inspections of the facilities of such Third Party manufacturer(s) by Partner and the execution of regular and as-needed audits of such Third Party manufacturer(s).  Optimer shall not amend its agreements with Third Party manufacturer(s) of Supplied Products to the extent they apply to the Territory in a manner inconsistent with this Agreement and the Quality Agreement nor terminate them to the extent they apply to the Territory without prior written consent of Partner, not to be unreasonably withheld.

2.2                               Partner Responsibilities.  Partner shall have the right and responsibility, at its expense, for all activities required to make finished Products ready for sale to the market in the Territory.  Without limiting the foregoing, Partner shall be responsible, at its expense, for (a) all labeling and other written, printed or graphic content (i) affixed to the applicable Products or any container or wrapper utilized with Products, or (ii) accompanying the applicable Products, including package inserts, and (b) all primary containers for Products, including bottles, cartons, shipping cases or any other like matter used in packaging or accompanying the Products.

2.3                               Form of Supplied Product.

(a)                                 API.  Unless otherwise agreed by the Parties, Optimer shall supply API as Supplied Product and Partner shall tablet or otherwise formulate API into Products and blister, bottle (if applicable) and package API into Products.  Partner shall be responsible, at its own expense, for developing and obtaining approval of Regulatory Authorities for Manufacturing activities relating to tableting or otherwise formulating API into Products and blistering, bottling (if applicable) and packaging API into Products in the Territory done by Partner or any of its Affiliates or any Third Party on their behalf.

(b)                                 Bulk Products.

(i)                                    The Parties may agree that Optimer will supply Bulk Products, rather than API, as Supplied Products.

(ii)                                Partner shall, at Partner’s cost, manage and generate the protocols and reports arising out of any transport studies relating to Bulk Products in the Territory, and shall keep Optimer updated with regard thereto, including by providing such protocols and reports to Optimer promptly following generation thereof.

(c)                                          Packaging.  Subject to Section 2.3(d)(i), Partner shall be responsible, at its own expense, for developing and obtaining approval of Regulatory Authorities for packaging of Products in the Territory, whether such Products have been tableted by Partner or supplied as Bulk Products by Optimer. Partner intends to carry out primary and secondary packaging activities in the Territory but if this proves to be impractical, then Partner may decide that such packaging shall be carried out by Optimer’s Third Party packager outside the Territory. In this event Partner shall contract directly with such Third Party packager, and Optimer shall assist Partner in any negotiations with such packager. If, in the course of supplying packaged Product to both Optimer and Partner, such Third Party packager has limited available production capacity at a particular time such that it cannot fulfill both Partner’s and Optimer’s (including its Affiliates’ and other licensees’) requirements for packaged Products then Optimer and Partner shall jointly instruct such Third Party packager to allocate its available production capacity for the production of packaged Bulk Product in a manner proportional to the actual requirements of Optimer and its Affiliates and other licensees and Partner for such products at that time.

(d)                                 Products for Use in Development Activities.  Optimer shall supply Supplied Products for use in any Development activities of Partner or its Sublicensees permitted under the License Agreement, as follows:

(i)                                    For Phase I Clinical Trials of the Existing Product in the Field in the Territory, Optimer shall supply as Supplied Products for use in such Phase I Clinical Trials (A) API which Partner shall tablet, bottle (if applicable) or otherwise formulate into Products and blister, bottle (if applicable) and package into Products, or (B) if agreed by the Parties, Bulk Product or the finished packaged Product and placebo in the formulation and dosages required for such Phase I Clinical Trials in accordance with Applicable Laws and the Development Plan, and in each case (A) or (B) the Parties shall (x) discuss and agree the process and timing of the transfer of any Licensed Know-How (as defined in the License Agreement) which is necessary for Partner to tablet, have tableted or otherwise formulate or have formulated such Supplied Products and blister, bottle (if applicable) and package such Supplied Products for use in such Phase I Clinical Trials and (y) agree to the Product Specifications for such Supplied Products promptly after the Effective Date. If requested by Partner within […***…] after the Effective Date:

(1)                                 within […***…] of the Effective Date (such efforts to be initiated within […***…] of the Effective Date), Optimer shall provide Partner all testing methods and protocols in Optimer’s Control relevant to the Manufacture and release of such Supplied Products (it being understood that this does not include methods and other Information for the Manufacture of API), together with reasonable quantities of all relevant materials (including the standard for analysis) to carry out such tests; and

(2)                                 within […***…] of the Effective Date, Optimer shall ship to Partner […***…] of API (all of which shall come from the same batch of API) with a remaining shelf life of at least […***…]; and

(ii)                                For Phase II Clinical Trials and Phase III Clinical Trials of Products in the Field in the Territory, Optimer shall supply as Supplied Products for use in such clinical trials (A) API which Partner shall tablet, bottle (if applicable) or otherwise formulate into Products and blister, bottle (if applicable) and package into Products, or (B) if agreed by the Parties, Bulk Product or the finished packaged Product and placebo in the formulation and

***Confidential Treatment Requested

dosages required for such Phase II Clinical Trials or Phase III Clinical Trials, as applicable, in accordance with Applicable Laws and the Development Plan.

(e)                                  Purchase Orders.  Subject to any modified purchase order timelines agreed by the Parties pursuant to Section 2.3(d) in respect of supply of Supplied Products for clinical trials, Partner shall purchase all Supplied Products for use in any Development activities by submitting purchase orders in accordance with Section 3.3, except that, with respect to purchase orders for Supplied Products, such purchase orders must be submitted at least […***…] in advance for API, and at least […***…] in advance for Bulk Product or other forms of Supplied Products, of the desired shipment date specified in such purchase order.

2.4                               Manufacturing Services Agreement and Assignment Agreement.  Partner acknowledges that Optimer and Optimer U.S.A. are parties to that certain Manufacturing Services Agreement, dated March 29, 2012 (as amended, the “Manufacturing Services Agreement”) pursuant to which Optimer has engaged Optimer U.S.A. to perform certain Manufacturing services, and to that certain Assignment Agreement, dated March 29, 2012 (as amended, the “Assignment Agreement”) pursuant to which Optimer U.S.A. has assigned to Optimer certain rights and obligations under Third Party Manufacturing agreements relating to the Manufacture and supply of Supplied Products.  Optimer agrees that it will not amend, modify or supplement the Manufacturing Services Agreement or the Assignment Agreement, in each case in a manner that would adversely affect the rights and/or obligations of Astellas under this Agreement, without the prior written consent of Astellas.  In addition, Optimer agrees that it will not terminate, or consent to Optimer U.S.A.’s termination of, the Manufacturing Services Agreement or the Assignment Agreement, without the prior written consent of Astellas, which consent shall not be unreasonably withheld or delayed.  In the event of any breach by Optimer U.S.A. of the Manufacturing Services Agreement or the Assignment Agreement that is reasonably likely to adversely affect Partner’s rights under this Agreement, Optimer shall promptly notify Partner, and Optimer shall, if requested by Partner in writing, enforce Optimer’s rights under the Manufacturing Services Agreement or Assignment Agreement, as applicable, including by, if necessary, bringing proceedings against Optimer U.S.A.

2.5                               Limited Right to […***…] upon Failure by Optimer to Supply.  In the event that, at any time prior to […***…] after First Commercial Sale, Optimer fails to supply in accordance with this Agreement any Supplied Products ordered by Partner for a period of at least […***…] after the date that such Supplied Product should have been delivered in accordance with this Agreement (and Optimer does not cure such failure within such […***…] period), as an alternative to termination of this Agreement by Partner, Partner has the limited right to […***…]; provided that the purchase price for supply of such Supplied Products […***…] for supply to Partner for the Territory shall be calculated in accordance with this Agreement and shall be paid to Optimer, […***…].  The Parties agree that

***Confidential Treatment Requested

such limited right to […***…] shall only continue so long as Optimer is unable to comply with its obligations to supply Supplied Products to Partner in accordance with this Agreement and that such limited right shall be automatically suspended upon Optimer recommencing supply of Supplied Products in accordance with this Agreement.

3.                                      FORECASTS AND PURCHASE ORDERS.

3.1                               Commercial Launch.  Partner shall notify Optimer approximately […***…] in advance of the anticipated First Commercial Sale of any Product.  Such notification shall include a preliminary estimate of the quantity of Supplied Product needed for the commercial launch.  Partner may change the estimated date of the First Commercial Sale and the estimated quantity of Supplied Product needed for such commercial launch at any time by notifying Optimer; provided, however, that Partner will provide Optimer with an estimate of the minimum amount of Supplied Product that will be necessary for commercial launch at least […***…] prior to such launch (the “Launch Quantities”).

3.2                               Rolling Forecasts.  In the first week of each month, starting […***…] before the anticipated First Commercial Sale of any Product, Partner shall provide Optimer with a written […***…] rolling forecast of its anticipated requirements for Supplied Product in the Territory; provided, that anticipated requirements for Supplied Products for the […***…] in each such forecast may be set forth on a quarterly rather than monthly basis (each a “Forecast”).  Each Forecast is a non-binding estimate and shall not obligate Partner to purchase the volume of Supplied Product set forth in it; provided, however, that the volume of API forecasted for the first […***…] and the volume of other Supplied Products (including Bulk Products) forecasted for the first […***…] of each Forecast shall be binding upon Partner.  Optimer shall not be obligated to Manufacture or supply Partner with quantities of a given Supplied Product in excess of […***…] percent ([…***…]%) of the most recent […***…] estimate of such Supplied Product (whether it is API, Bulk Product or another Supplied Product) provided to Optimer in a Forecast with respect to such Supplied Product but agrees to use commercially reasonable efforts to do so.

3.3                               Purchase Orders.  Partner shall order Product by submitting written purchase orders, in such form as the Parties shall agree from time to time, to Optimer specifying the quantities of Supplied Product ordered, the desired shipment date for such Supplied Product and any special shipping instructions.  Partner shall order Supplied Product in lots of a defined number of units/lot pursuant to each purchase order as reasonably specified by Optimer.  Partner shall submit each purchase order to Optimer at least […***…] in advance of the desired shipment date specified in such purchase order.  Optimer shall use commercially reasonable efforts to make each shipment of Supplied Product in the quantity and on the shipment date specified for it on Partner’s purchase order, via the mode(s) of transportation and to the party and destination specified on such purchase order.  Any purchase orders for Supplied Product submitted by Partner to Optimer shall reference this Agreement and shall be governed exclusively by the terms contained herein.  The Parties hereby agree that the terms and

***Confidential Treatment Requested

conditions of this Agreement shall supersede any term or condition in any order, confirmation or other document furnished by Partner or Optimer that is in any way inconsistent with these terms and conditions.

3.4                               Quantity of Orders; Batches.  The Parties agree that Forecasts and orders of Supplied Products that are in the form of Bulk Products will be expressed by multiples of whole batches of Supplied Product.  In the event that Supplied Products are Bulk Product, based on current theoretical yields, it is estimated that each batch of Supplied Product that is Bulk Product shall contain approximately […***…], based upon current production yield estimates.  Forecasts and orders of Supplied Products that are API will be expressed in quantities that are required by Partner, subject to a minimum order quantity of […***…] and provided that each such Forecast and order shall be expressed in multiples of […***…] unless otherwise agreed in writing by Optimer prior to an order.  Partner acknowledges and agrees that, in any shipment, Supplied Products that are API may be from multiple batches of Supplied Products; provided, that, (a) Optimer shall use all reasonable efforts to minimize the number of batches from which API is taken for any shipment and (b) for API ordered for use in Development activities, if Partner notifies Optimer in such order that such API shall be used in Development activities, then the API shipped for such order shall be from one batch.

4.              PRICE.

4.1                               Price.

(a)                                 Transfer Price.  Partner will pay Optimer a transfer price for Supplied Products as set forth below (the “Transfer Price”):

(i)                                    The Transfer Price for Supplied Products purchased during the Discount Term for Products shall be calculated as follows (with references to Products in this Section 4.1 and in defined terms used herein referring to Products that incorporate or are comprised of such Supplied Products):

(1)                                 Partner shall pay to Optimer a provisional Transfer Price for Supplied Products (the “Provisional Transfer Price”) equal to (A) — (B), but in no event less than (C), where:

(A) = the product of the NHI Price multiplied by [...***...] multiplied by the Provisional Sales;

(B) = Provisional Discount; and

(C) = […***…].

***Confidential Treatment Requested

(2)                                 Within thirty (30) days following the end of each Fiscal Half Year, Partner shall calculate the actual Transfer Price for Supplied Products (the “Actual Transfer Price”), which shall be equal to (X) — (Y), where:

(X) = Net Sales during such Fiscal Half Year; and

(Y) = Actual Discount.

(3)                                 The Parties acknowledge that Supplied Products may be ordered, shipped and/or invoiced at the Provisional Transfer Price in one Fiscal Half Year but Products incorporated into or comprising such Supplied Products may be sold by Partner or its Sublicensee in the next Fiscal Half Year or thereafter.

(ii)                                The Transfer Price for Supplied Products purchased before or after the Discount Term, on a Product-by-Product basis, shall equal COGS Plus.

(b)                                 Deduction from Transfer Price and Adjustment to Discount Percentage.

(i)                                    In the event the rights to the Licensed OPT-80 Data (as defined in the PAR Agreement) cease to be licensed to Optimer by PAR under the PAR Agreement for any reason and Partner obtains a license with respect to such OPT-80 Data directly from PAR pursuant to the PAR Tripartite Agreement, then Partner may deduct from the Transfer Price for the applicable Supplied Products or from royalties owed to Optimer U.S.A. under the License Agreement, but not both, the amount actually paid by Partner to PAR under the PAR Tripartite Agreement for such license with respect to such OPT-80 Data up to the amount that Optimer would have been obligated to pay to PAR under the PAR Agreement with respect to such payment; provided that in no event shall such deduction reduce such Transfer Price to an amount less than Cost of Goods.

(ii)                                On a Product-by-Product basis, in the event Partner or its Affiliate is required to pay to a Third Party royalties or amounts payable in lieu of royalties (including without limitation any lump sum payments) in order to obtain a license under Dominating Patent Rights with respect to a Product in the Territory then Partner may […***…] of the amounts actually paid to such Third Party in consideration for such license under Dominating Patent Rights from the Transfer Price for the applicable Supplied Products payable pursuant to Section 4.1(a)(i) (but not Section 4.1(a)(ii)) or any royalty payments owing to Optimer U.S.A. under the License Agreement, but not both; provided that (x) in no event shall such deduction reduce the Provisional Transfer Price or the Actual Transfer Price to an amount less than COGS Plus […***…] of the amount by which the Provisional Transfer Price or Actual Transfer Price, as applicable, exceeds COGS Plus, and (y) in no event shall such deduction reduce the royalties due to Optimer U.S.A. in any Calendar Quarter with respect to such Product to […***…] of the amount that would otherwise be due to Optimer U.S.A. under Section 6.3(a) of the License Agreement (such limitation in (y), the “Floor”).  If the

***Confidential Treatment Requested

[…***…] then Partner […***…].  As used herein, “Dominating Patent Rights” shall mean issued Patents of Third Parties, including without limitation issued Patents of Third Parties which form the basis of infringement actions under Section 9.5 of the License Agreement, without a license to which Patents the use, marketing, sale, offer for sale, packaging, promotion, import, export or other commercialization of the applicable Product in the Territory would infringe such Patents. For clarity, the deduction described in this Section 4.1(b)(ii) and in Section 6.3(d) of the License Agreement may only be applied once.

(iii)                            In respect of any Product, if on the date that is the later to occur of: (A) the expiration of the last-to-expire Valid Claim within the Licensed Patents or Joint Patents that claims such Product or Compound contained therein or a method of manufacture or use of such Product or Compound, and (B) […***…] after the First Commercial Sale, the Discount Term has not expired, then the Discount Percentage shall be […***…].

(iv)                             If, following expiration of the Discount Term for a Product, all sales of Generic Products in the Territory cease as a result of patent infringement proceedings in respect of the Licensed Patents or Joint Patents brought by either Party in accordance with Section 9.5 of the License Agreement, then the Discount Term shall revive and amounts payable pursuant to Sections 4.1(a)(i)(1) and 4.1(a)(i)(2) shall become payable until any subsequent Generic Entry. Such revival shall only be effective once.

(c)                                  Examples.  Examples of calculations of the Transfer Price of Supplied Products are set forth in EXHIBIT A.

4.2                               Invoices; Method of Payments.

(a)                                 Optimer shall invoice Partner the Transfer Price for Supplied Products supplied under Section 4.1(a)(ii) and the Provisional Transfer Price for all other Supplied Products at the time of shipment of such Supplied Products.  For each Fiscal Half Year, Partner shall calculate the Actual Transfer Price, and (1) in the event that the Actual Transfer Price calculated for such Fiscal Half Year is higher than the Provisional Transfer Price paid for Supplied Products supplied in such Fiscal Half Year, the Partner shall pay Optimer the difference within […***…] after the end of the applicable Fiscal Half Year, and (2) in the event that the Actual Transfer Price calculated for such Fiscal Half Year is lower than the Provisional Transfer Price paid for Supplied Products supplied in such Fiscal Half Year, Optimer shall credit the difference against future payments due from Partner to Optimer under this Article 4 except that in the event of termination of this Agreement in which case Optimer shall pay the difference to Partner within […***…] of such termination.

***Confidential Treatment Requested

(b)                                 All amounts used in calculating the Provisional Transfer Price and the Actual Transfer Price shall be denominated in U.S. Dollars.  All payments due hereunder to Optimer shall be paid to Optimer in U.S. Dollars not later than […***…] following the date of receipt of the applicable invoice but not earlier than the date of shipment, unless such shipment of Supplied Product is rejected in accordance with the provisions of Section 6.2.  All payments under this Agreement shall be made by bank wire transfer in immediately available funds to a Swiss account designated in writing by Optimer or by other mutually acceptable means.  Payments hereunder will be considered to be made as of the day on which they are received by Optimer’s designated bank.  When conversion from any currency other than United States Dollars is required to calculate the Provisional Transfer Price, the Actual Transfer Price or any payment due hereunder, such conversion shall be at an exchange rate equal to the trailing three (3)-month average of the daily end of day rate in New York per the Bloomberg News Service.

(c)                                  In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at a rate per annum equal to one percent (1%) above the U.S. Prime Rate (as set forth in the Wall Street Journal, Eastern U.S. Edition) for the date on which payment was due, calculated daily on the basis of a 365-day year, or similar reputable data source; provided that, in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit Optimer from exercising any other rights it may have as a consequence of the lateness of any payment.

(d)         Optimer will pay any and all withholding taxes levied on account of any payments made to it under this Agreement as required based on a determination of the applicable taxing authority.  All payments to be made by a Party under this Agreement will be made without any deduction or withholding for or on account of taxes.  If any authority requires Partner to withhold taxes from any payment made to Optimer under this Agreement, then (i) in respect of payments already made by Partner to Optimer prior to notification of such requirement, Optimer shall repay Partner any such withholding tax and penalties that Partner is required to pay to any authority within thirty (30) days of Optimer receiving proof of such payment from Partner and (ii) following notification of such requirement Partner will (1) deduct such withholding taxes from each payment made to Optimer, (2) timely pay the withholding taxes to the proper taxing authority, and (3) send proof of payment to Optimer and certify its receipt by the taxing authority within thirty (30) days following such payment.  Partner shall fully cooperate in processing any required filings on behalf of Optimer with the tax authorities in the Territory in order to obtain a refund of any withholding taxes paid.  For clarity, this Section 4.2(d) shall not apply to GST, VAT, or any other tax on any payment made to Optimer other than withholding taxes required based on a determination by the applicable taxing authority.

4.3                               Records.

(a)                                 During the Term, and for a period of three (3) years thereafter, Optimer shall, and shall ensure that its Affiliates shall, keep at either its normal place of business, or at an off-site storage facility, detailed, accurate and up to date: (i) records and books of account

***Confidential Treatment Requested

sufficient to confirm the calculation of the Cost of Goods; and (ii) information and data contained in any invoices provided to Partner in connection with this Agreement.

(b)                                 On no less than sixty (60) days’ prior written notice from Partner, Optimer shall make all such records, books of account, information and data concerning the Cost of Goods available for inspection during normal business hours by an independent, certified public accountant selected by Partner and reasonably acceptable to Optimer, which acceptance will not be unreasonably withheld or delayed, for the purpose of general review or audit; provided that Partner may not request such inspection more than once in any calendar year.  As a condition to such inspection, the independent public accountant selected shall execute a written agreement, reasonably satisfactory in form and substance to Optimer, to maintain in confidence all information obtained during the course of any such examination and all reasonable documents will be disclosed to the accountant under these confidential terms.  Additionally no accountant may be employed on a contingency basis.

(c)                                  Partner shall be solely responsible for its costs in making any such review and audit, unless Partner identifies a discrepancy in the calculation of the Cost of Goods paid by Partner to Optimer under this Agreement in any calendar year from those properly payable for that calendar year of ten percent (10%) or greater, in which event Optimer shall be solely responsible for the cost of such review and audit and refund Partner any overpayment.  All information disclosed by Optimer or its Affiliates pursuant to this Section 4.3 shall be deemed Confidential Information of Optimer.

(d)                                 In the event the auditor determines Optimer’s statement was inaccurate, any overpayment to Optimer by Partner shall be promptly refunded to Partner or credited toward any unpaid invoice by Optimer to Partner, and any underpayment by Partner shall be promptly paid to Optimer.

(e)                                  If there is a dispute between the Parties related to GAAP compliance following any audit performed pursuant to Section 4.3, either Party may refer the issue (an “Audit Disagreement”) to an independent certified public accountant for resolution. In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures:

(i)                                    The Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section.

(ii)                                Within thirty (30) days of the giving such notice, the Parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement.

(iii)                            The Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) days of the selection of such independent expert.

(iv)                             The independent expert shall render a decision on the matter as soon as practicable.

(v)                                 The decision of the independent expert shall be final and binding and shall not be subject to Section 13 hereof, unless such Audit Disagreement involves alleged fraud, breach of this Agreement or construction or interpretation of any of the terms and conditions hereof.

(vi)                             All fees and expenses of the independent expert, including any Third Party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by the Party against whom such expert rules.

5.              SHIPMENT AND DELIVERY.

5.1                               Delivery Terms.  Optimer will ship Supplied Products to Partner in such quantities and on such monthly shipment dates as are specified in purchase orders.  The Launch Quantities shall be shipped to Partner at least […***…] before the anticipated First Commercial Sale provided that Partner submits a binding forecast/purchase order for Launch Quantities no less than […***…] before the anticipated First Commercial Sale.  Deliveries shall be made […***…] (Incoterms 2010) Optimer’s or its Third Party manufacturer’s designated facility.  All shipments of the Supplied Products to Partner shall be made via such carrier(s) as Partner may direct.  Title and risk of loss shall pass to Partner upon delivery to the carrier.  Freight charges shall be billed ship collect to Partner.  For clarity, Partner shall be the importer of record for all Supplied Products supplied under this Agreement, and shall be solely responsible, at its expense, for all required documentation and communications with the applicable customs office in connection therewith.  Partner shall disclose to Optimer all documentation submitted to the applicable customs office in connection with its import of Supplied Products including, without limitation, any calculations relating to value of Supplied Products required to be disclosed to the customs office in connection therewith, and to cooperate with Optimer in connection therewith.

5.2                               Shelf Life.  Supplied Products which are API will have a remaining shelf life of […***…] from the date of shipment to Partner. Supplied Products which are Bulk Products will have a remaining shelf life of at least […***…] from the date of shipment to Partner.  The Parties will discuss steps to enable extension of the shelf life of Bulk Products from […***…] to […***…], and upon approval by the applicable Regulatory Authorities, the Parties would agree to extend the period set forth in the preceding sentence from […***…] from the date of shipment to […***…] from the date of shipment.  For clarity, the provisions set forth in this Section 5.2 shall not apply to any Supplied Products other than Supplied Products that are Bulk Products or API.

***Confidential Treatment Requested

6.              QUALITY ASSURANCE; ACCEPTANCE.

6.1                               Specifications; Testing.

(a)                                 Batch Testing.  Optimer will have standard analytical testing performed on each Manufactured batch of Supplied Product to be shipped to Partner to verify that it meets the Product Specifications, according to the procedure described in the corresponding documentation and that the Supplied Product was Manufactured in accordance with Applicable Laws.

(b)                                 Certificate of Compliance.  In connection with shipment of any batch of Supplied Product, Optimer shall provide Partner with a document certifying with respect to a particular batch (identified by batch number) that such batch was Manufactured in accordance with applicable cGMP, all other Applicable Laws and the Product Specifications.

(c)                                  Quality Control Problem.  In addition, in the event Partner or Optimer identifies a quality problem with respect to any batch of Supplied Product, then, if requested by Partner in writing, Optimer shall authorize Partner to consult at Optimer’s (and, if requested by Partner and subject to Optimer prior written consent, not to be unreasonably withheld, its Third Party Manufacturer’s, so long as such consultation is permitted under the applicable agreement with such Third Party Manufacturer) facilities the full batch records corresponding to the applicable batch; provided, that if Partner requests to consult at Optimer’s Third Party Manufacturer’s facilities the full batch records corresponding to the applicable batch, such consent shall not be unreasonably withheld, so long as the applicable agreement between Optimer and such Third Party Manufacturer permits such consultation.

(d)                                 Certificate of Analysis.  In connection with shipment of any batch of Supplied Product, Optimer shall provide Partner with a certificate of analysis (the “Certificate of Analysis”).  Such Certificate of Analysis shall certify with respect to each shipment (i) the quantity of the shipment; provided, that the quantity of any Bulk Product shall be provided at scale count accuracy only; and (ii) that Supplied Product delivered conforms to the Product Specifications, as well as any further information required by the relevant regulatory authorities that Partner may have previously notified Optimer is necessary.  Partner shall be under no obligation to accept any shipment of Supplied Product without an accompanying Certificate of Analysis.

(e)                                  Technology Transfer of Analytical Methods.  Optimer (either itself or through its Affiliate, Optimer U.S.A.) shall coordinate the transfer of analytical methods for analysis and testing of Supplied Products to Partner in accordance with Applicable Laws in the Territory. Optimer (either itself or through its Affiliate, Optimer U.S.A.) shall use commercially reasonable efforts to complete such transfer […***…] before the date of the first shipment of any particular Supplied Product to Partner.  Partner shall reimburse Optimer (including, if applicable, its Affiliates) for reasonable out of pocket expenses it incurs in connection with such technology transfer within thirty (30) days of invoice provided such expenses have been

***Confidential Treatment Requested

previously agreed by Partner in writing, such agreement not to be unreasonably withheld or delayed.

6.2                               Acceptance and Rejection.

(a)                                 Supplied Product Testing.  Partner, at its expense, shall perform such samplings and tests that are designed, in accordance with the methods of analysis and the Product Specifications, to determine whether the batch of Supplied Product shipped to Partner meets the Product Specifications.  Partner may reject any shipment (or portion thereof) of Supplied Product if the Supplied Product fails to conform to any warranty set forth in Section 9.1 of this Agreement based on Partner’s test results by providing to Optimer written notice of such rejection and the reasons therefor within thirty (30) days of delivery of such Supplied Product; otherwise, Partner shall be deemed to have accepted such shipment of Supplied Product; provided, however, that in the case of Supplied Product having any Latent Defect, Partner shall notify Optimer promptly once it discovers the possibility that a Supplied Product may have a Latent Defect and subsequently may reject such Supplied Product by giving written notice to Optimer of Partner’s rejection of such Supplied Product within thirty (30) days after such discovery of such Latent Defect.

(b)                                 Replacement of Supplied Product and Dispute Procedure.  If Optimer notifies Partner in writing, within thirty (30) days of Optimer’s receipt of notice that Partner is rejecting the Supplied Product, that Optimer disagrees with Partner’s test results (an “Objection Notice”), the following procedures shall apply.  Partner and Optimer will review Partner’s test results and attempt to reach agreement as to whether or not the Supplied Product fails to conform to any warranty set forth in Section 9.1 of this Agreement.  If Partner and Optimer fail within ten (10) days after delivery of the Objection Notice to agree as to whether the Supplied Product is defective, representative samples of the batch of Supplied Product in question shall be submitted to a mutually-acceptable independent laboratory or consultant for analysis or review.  The results of such evaluation shall be binding upon the Parties.  The Parties shall share equally the cost of such evaluation, including the assay transfer cost, except that the Party that is determined to have been incorrect in its determination of whether the Supplied Product should be rejected shall assume the responsibility for, and pay, the costs of any such evaluation and reimburse the other for any amounts previously paid to the independent laboratory or consultant in connection with that determination.

(c)                                  Cost of Replacement of Rejected Product.  If any shipment of Supplied Product is rejected by Partner, Partner’s duty to pay all amounts payable to Optimer in respect of the rejected Supplied Product shall be suspended unless and until there is a determination by the independent laboratory or consultant in support of Optimer’s Objection Notice in accordance with Section 6.2(b).  If only a portion of a shipment is rejected, Partner’s duty to pay the amount allocable to the defective portion only shall be suspended.

(d)                                 Return of Rejected Product.  If a shipment or partial shipment is rejected by Partner pursuant to the provisions of this Section 6.2 and there is not a determination by the independent laboratory or consultant in support of Optimer’s Objection Notice in accordance with Section 6.2(c), Partner shall return to Optimer at Optimer’s request and expense (or, at the election of Optimer, destroy at Optimer’s cost and provide evidence of such destruction to Optimer) any such rejected Supplied Product (provided that if the Supplied Product has been packaged by or on behalf of Partner at the time of rejection Partner shall not be obliged to remove any packaging prior to its return).  Optimer shall (i) credit the original invoice in respect of the rejected Supplied Product, and (ii) adjust the invoice to Partner for any Supplied Product that was not rejected, payment of which is due in accordance with the terms of the original invoice.

(e)                                  Supply of Replacement Product.  During the pendency of any rejection discussions Optimer shall use commercially reasonable efforts to supply Partner with additional Supplied Product which Partner shall purchase on the same terms as the Supplied Product that is the subject of the rejection discussions.

6.3                               Quality Agreement.  Within ninety (90) days from the Effective Date (or such longer period as agreed by the Parties but in any event at least three (3) months prior to the first shipment of Supplied Product to Partner), the Parties will enter into an agreement that details the quality assurance obligations of each Party (the “Quality Agreement”); provided, however, that the Product Specification for Supplied Product for use in Phase I Clinical Trials shall be discussed and agreed upon by the Parties promptly after the Effective Date as set forth in Section 2.3(d)(i).  The Product Specifications shall be incorporated into the Quality Agreement.  In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the provisions of this Agreement shall govern; provided, however, that the Quality Agreement shall govern in respect of quality issues.

7.              MANUFACTURE OF SUPPLIED PRODUCT.

7.1                               Raw Materials.  Optimer shall be responsible for obtaining, and shall store at no cost to Partner, any raw materials, components, other ingredients and materials for blister packaging, in each case to the extent applicable, required for the Manufacture of Supplied Products (“Raw Materials”), in reasonable quantities consistent with Partner’s Forecasts and purchase orders.

7.2                               Manufacture of Supplied Product.  Optimer will Manufacture Supplied Products in accordance with the Product Specifications, cGMPs and Applicable Laws.  The Parties shall notify each other within five (5) Business Days of any new instructions or specifications required by Regulatory Authorities with jurisdiction over the Manufacture, import, export, use or sale of Supplied Products.  The Parties shall confer with each other with respect to any response regarding such instruction or specification and the best means to comply with such requirements and the Parties will share equally the costs for implementing such changes.

7.3                               Packaging.  Optimer shall package Supplied Product to be supplied in accordance with the standard operating procedures to be used by Optimer in manufacturing the Supplied

Product under this Agreement in accordance with the Product Specifications and Applicable Laws.

7.4                               Changes to the Product Specifications or to the Manufacturing Process.  A Party proposing (a) a change to the Product Specifications or the Raw Materials, equipment (other than changes for maintenance, repair, and like-for-like replacement) or process used to Manufacture the Supplied Product, or (b) a change to the procedures used to Manufacture the Supplied Product that would require approval of the applicable Regulatory Authority in the Territory (collectively, the “Manufacturing Process”) shall provide written notice to the other Party.  If the proposed change is required by a Regulatory Authority, then such notice shall include disclosure of the Regulatory Authority request and relevant correspondence.  Any changes to the Product Specifications or to the Manufacturing Process shall be in compliance with all Regulatory Approvals for the Supplied Product in the Territory.  Optimer shall notify Partner of any proposed change to the Product Specifications or to the Manufacturing Process.  If Partner does not notify Optimer of an objection within ten (10) Business Days of receipt of Optimer’s notice and, as far as Optimer is aware having made due enquiry, such change would not require approval or notification of the applicable Regulatory Authority in the Territory, then Optimer may proceed with the change without the prior written approval of Partner. If Partner notifies Optimer within such ten (10) Business Days period that such change would require approval or notification of the applicable Regulatory Authority in the Territory then Optimer shall not make such change without the prior written consent of Partner.  In respect of any changes which would not require approval or notification of the applicable Regulatory Authority in the Territory, if Partner notifies  Optimer of an objection to such change within ten (10) Business Days of Optimer’s notice, the Parties will discuss the change in good-faith for up to an additional ten (10) Business Days (or longer, if agreed by the Parties) in the interest of reaching a mutually agreeable resolution; provided, that if agreement is not reached on such change (and that change does not require notification or approval of the applicable Regulatory Authority in the Territory) then Optimer may proceed with such change following such discussions. If the change is proposed by Partner or is required by a Regulatory Authority in the Territory (but not outside the Territory), then Partner shall bear any expenses of implementing such change.  If the change is proposed by Optimer or is required by a Regulatory Authority outside the Territory (but not in the Territory), then Optimer shall bear any expenses of implementing such change.  If the change is required by a Regulatory Authority or Applicable Laws both in and outside the Territory, then the Parties shall share any expenses of implementing such change equally.  The Parties agree that the notification and approval procedures with respect to changes to the Product Specifications and the Manufacturing Process set forth in this Section 7.4 will take effect commencing on MAA Approval of the applicable Supplied Product. For clarity, Optimer shall have the right to change equipment for maintenance, repair, and like-for-like replacement without notice to or consent of Partner.

7.5                               Buffer Stock.

(a)                                 Requirement of Optimer Buffer Stock.  Optimer or its Affiliates shall have available a buffer stock of API (the “Buffer Stock”) in the following amounts at the following times:

(i)                                    Beginning on the date that is […***…] prior to the anticipated date of the First Commercial Sale until […***…] after First Commercial Sale: […***…] of Buffer Stock based upon the quantities of Supplied Product forecast to be ordered by Partner in the most recent applicable months of the Forecast; and

(ii)                                At any time after […***…] after First Commercial Sale: […***…] of Buffer Stock based upon the quantities of Supplied Product ordered by Partner in the previous […***…] period.

(b)                                 Optimer (either itself or through its Affiliates) shall store such Buffer Stock at one or more locations separate from the site of its Third Party manufacturer of API.

(c)                                  Inventory.  Partner shall carry and cause its Sublicensees to carry reasonable quantity of inventory of Supplied Product, at their own expense.

7.6                               Discussion Regarding Second Source.  The Parties will assess the desirability of identifying a second source for supply of Supplied Product and discuss whether to qualify a second source of Supplied Product, taking into account pricing, regulatory and other relevant issues.

7.7                               Supplied Product Shortfall.  Optimer shall use commercially reasonable efforts to avoid shortfalls in supply of Supplied Products based on the Forecasts provided by Partner.  Subject to Section 14.2, in the event Optimer is unable to supply to Partner, in whole or in part, Supplied Products requested for any reason (except to the extent caused by Partner), then Optimer shall promptly notify Partner, in writing, of such shortage, or potential shortage, or inability to timely supply Supplied Product and, if possible, the date when Optimer will again be able to supply Supplied Product.  Optimer will use commercially reasonable efforts to remedy any shortfall of Supplied Product as soon as practicable and Optimer will allocate its available production capacity for the production of Supplied Product in a manner proportional to the utilization of all customers (including Optimer and its Affiliates and other licensees) of such capacity in the prior […***…] period and will allocate such Supplied Product on a proportional basis with respect to remaining shelf-life as well.  In no event shall the delay in any of the Development activity due to supply shortage by Optimer amount to a breach of the License Agreement by Partner.

***Confidential Treatment Requested

8.                                      REGULATORY.

8.1                               Regulatory Compliance.  Optimer shall comply with all regulatory requirements with respect to Supplied Product imposed by Applicable Laws upon Optimer as the Manufacturer of the Supplied Product.  Optimer shall, on a timely basis, provide Partner with such information in Optimer’s possession as the Manufacturer of Supplied Product.  Optimer shall also provide, upon request by Partner, information concerning its production processes and quality control procedures with respect to the Supplied Product.

8.2                               cGMP Compliance and QA Audits.  Upon no less than sixty (60) days’ advance written notice to Optimer, Partner shall have the right to have representatives visit Optimer’s (but not, for clarity, its Third Party Manufacturer’s) Manufacturing facilities during normal business hours to discuss any related issues with Optimer’s (but not, for clarity, its Third Party Manufacturer’s) Manufacturing and management personnel and to review and inspect (a) Optimer’s Manufacturing and storage facilities, (b) the quality control procedures, and/or (c) any records and reports pertinent to the Manufacture, disposition or transport of Supplied Product as may be necessary to evidence Optimer’s compliance with all applicable Regulatory Approvals for the Manufacture of Supplied Product, including compliance with cGMP.  Such visits shall occur no more than once per year, except in the case of audits by Partner that are required by Applicable Laws, and except that additional visit(s) may occur in the event of significant deviations, quality problems or recalls requiring resolution by the Parties.  Partner shall also have the right to be present at audits and inspections conducted by Optimer of its Third Party Manufacturer(s) if permitted under the applicable agreement between Optimer and its Third Party Manufacturer(s); provided, that if such agreement contains limits on the number of individuals or entities that may be present during such audit or inspection, Optimer shall use its reasonable discretion in determining which individuals or entities may participate in such audit or inspection (which may or may not include Affiliates, employees, licensees or independent consultants of Partner); provided further, that Optimer shall use reasonable efforts to ensure that a representative of APEL or Partner shall participate in such audit or inspection, and if Partner or APEL has the right to so participate, Partner and APEL shall decide which of Partner or APEL shall participate in such audit or inspection.  For clarity, in no event shall both Partner and APEL have the right to participate in any audit or inspection under this Section 8.2 unless otherwise agreed in writing by Optimer and, if applicable, the Third Party Manufacturer. Optimer shall notify Partner within ten (10) days after receiving a written notice of such audits and inspections. Partner representatives will be advised of the confidentiality obligations of Partner under this Agreement and will follow such security, safety and facility access procedures as are reasonably designated by Optimer and its Third Party manufacturer(s), as applicable.

8.3                               Recall of Supplied Product.  For any Supplied Product, in the event that: (a) any Regulatory Authority in the Territory issues a request, directive or order that Supplied Product be recalled or retrieved; (b) a court of competent jurisdiction orders that Supplied Product be recalled or retrieved; or (c) Partner reasonably determines, after reasonable, good faith discussion with Optimer to the extent that time allows, that Supplied Product should be recalled or retrieved, Partner shall promptly notify Optimer of such event (to the extent time allows) and shall conduct such activity and take appropriate corrective actions, and Optimer shall provide such assistance to Partner as is reasonably necessary to carry out such activities.  All reasonable costs and expenses of such recall and corrective actions shall be equitably allocated between the Parties taking into account the relative fault of Partner and the relative fault of Optimer.

8.4                               Compliance with Laws.  Optimer shall comply with all Applicable Laws in performing its obligations under this Agreement.  Optimer represents and warrants to Partner that it has and will maintain during the Term all government permits, including, health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to the Agreement.

8.5                               Documentation.  Optimer shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement (including batch records) and shall maintain complete and adequate records pertaining to the methods and facilities used for the Manufacture, processing, testing, packing, labeling, holding and distribution of a Supplied Product in accordance with Applicable Laws so that such Supplied Product may be used in humans.

8.6                               Samples.  Optimer shall retain samples of Supplied Product for a period of […***…] (or, if longer, the minimum period required by Applicable Law) after Partner’s acceptance of such batch.

9.              REPRESENTATIONS AND WARRANTIES.

9.1                               Supplied Product Warranty.  Optimer represents and warrants that Supplied Product delivered hereunder will (a) be Manufactured by Optimer in accordance with all applicable Regulatory Approvals, cGMPs and other Applicable Laws, (b) conform to the Product Specifications at the time of delivery, (c) if the Supplied Product is API, have a remaining shelf life of no less than […***…] from date of shipment to Partner, (d) if the Supplied Product is Bulk Product, have a remaining shelf life of no less than […***…] from date of shipment to Partner, (d) not be adulterated or misbranded under Applicable Laws, (e) at the time of shipment, be free and clear of any lien or encumbrance, and (f) be supplied in accordance with the Quality Agreement.

9.2                               No Debarred or Disqualified Persons.  Optimer represents and warrants that it shall not employ, contract with, or retain any person directly or indirectly to perform any services under this Agreement if such a person (a) is under investigation by the FDA or any other Regulatory Authority for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a or its successor provisions, or (b) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. § 312.70 or its successor provisions or by any other Regulatory Authority pursuant to comparable Applicable Laws.  In addition, Optimer represents and warrants that neither it nor its Current Affiliates have engaged in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions.  If, during the Term, Optimer or any person employed or retained by it to perform under this

***Confidential Treatment Requested

Agreement (i) comes under investigation by the FDA or other Regulatory Authority for a debarment action or disqualification, (ii) is debarred or disqualified, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, Optimer shall immediately notify Partner of same and cease employing, contracting with, or retaining any such person to perform any services under this Agreement.

9.3                               Mutual Representations and Warranties.  Each Party represents and warrants to the other that:  (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any applicable law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.4                               Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 8.4, 9.1, 9.2 AND 9.3 OF THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND IN THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE PRODUCTS.

9.5                               Limitation of Liability.  EXCEPT FOR (A) LOSSES CAUSED BY A PARTY’S BREACH OF SECTION 10, OR (B) LOSSES CAUSED BY A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OR FRAUDULENT MISREPRESENTATION ((A) AND (B), THE “EXCEPTION CONDITIONS”) NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.  Notwithstanding anything contained in any other provision of this Agreement, except for the Exception Conditions, Optimer’s aggregate liability for the Term to Partner and its Affiliates and their respective employees, directors, officers, shareholders and agents, for any Losses arising under, in connection with or otherwise in relation to this Agreement shall not exceed […***…] and shall not exceed […***…]; provided, however, that the foregoing shall not limit Optimer’s indemnification obligations set forth in this Section 12 with

***Confidential Treatment Requested

respect to bodily injury (including death).  For clarification, payments to be made under Section 4 shall not be considered special, incidental, consequential or punitive damages.

10.                               CONFIDENTIALITY

10.1                        Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement (or any other written agreement between the Parties or their Affiliates concerning the subject matter of this Agreement) any information and materials furnished to it or its Affiliates by the other Party (the “Disclosing Party”) or its Affiliates pursuant to this Agreement or any other written agreement between the Parties or their Affiliates concerning the subject matter of this Agreement, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including, but not limited to, all information concerning any Compound and/or Product and any other technical or business information of whatever nature (collectively, “Confidential Information”).  Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement or any other written agreement between the Parties or their Affiliates concerning the subject matter of this Agreement.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information.  Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

10.2                        Exceptions.  Notwithstanding Section 10.1 above, the obligations of confidentiality and non-use shall not apply to information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available; (b) is known by the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the Disclosing Party, at the time of receiving such information; (c) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party, which Third Party did not receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; (d) is independently discovered or developed by the Receiving Party or any of its Affiliates without the use of Confidential Information belonging to the Disclosing Party; or (e) is the subject of a written permission to disclose provided by the Disclosing Party.

10.3                        Permitted Disclosures.  Notwithstanding the provisions of Section 10.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)                                 complying with applicable court orders or governmental regulations;

(b)                                 prosecuting or defending litigation as permitted by this Agreement;

(c)                                  disclosure to PAR under terms of confidentiality to the extent necessary to fulfill obligations under the PAR Agreement;

(d)                                 disclosure to Affiliates, sublicensees and potential sublicensees (in the case of Partner), contractors, employees and consultants, in each case who need to know such information for the Manufacture of Supplied Products in accordance with this Agreement, on the condition that any such Third Parties agree to be bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement; and

(e)                                  disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.3(a), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

10.4                        Confidentiality of this Agreement and its Terms.  Except as otherwise provided in this Section 10, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 10.5 or as permitted under Section 10.3.

10.5                        Public Announcements.

(a)                                 As soon as practicable following the date hereof, the Parties shall each issue a mutually agreed to press release announcing the existence of this Agreement and the License Agreement in the form attached as EXHIBIT C to the License Agreement.  Except as required by Applicable Law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 10.5 and which do not reveal non-public information about the other Party.  In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b)                                 The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.  Other than such obligation, neither Party (or its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange.

(c)                                  Except as expressly permitted in this Agreement or as required by Applicable Law, neither Party may use the other Party’s trademarks, service marks or trade names, or otherwise refer to or identify that other Party in marketing or promotional materials, press releases, statements to news media or other public announcements, without the other Party’s prior written consent, which that other Party may grant or withhold in its sole discretion.

10.6                        Equitable Relief.  Given the nature and value of the Confidential Information and the competitive damage and irreparable harm that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Section 10.  If the Receiving Party becomes aware of any breach or threatened breach of this Section 10 by a Third Party to whom the Receiving Party disclosed the Disclosing Party’s Confidential Information, the Receiving Party promptly shall notify the Disclosing Party and cooperate with the Disclosing Party to regain possession of its Confidential Information and prevent any further breach. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 10 without furnishing proof of actual damages.

11.                               TERM AND TERMINATION

11.1                        Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until terminated pursuant to Section 11.2.

11.2                        Termination.

(a)                                 Mutual Agreement.  The Parties may terminate this Agreement in its entirety by mutual written agreement of the Parties.

(b)                                 Material Breach.  A Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within ninety (90) days (thirty (30) days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach.  Any such termination shall become effective at the end of such ninety (90) day (thirty (30) day with respect to any payment breach) period unless the breaching Party has cured any such breach or default prior to the end of such period.

(c)                                  Bankruptcy.  A Party shall have the right to terminate this Agreement upon written notice to the other Party upon the bankruptcy, dissolution or winding up of such other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such other Party’s property that is not discharged within ninety (90) days.

(d)                                 Termination After Discount Term.  Each Party shall have the right to terminate this Agreement (i) as to a particular Product upon eighteen (18) months prior written notice to the other Party following expiration of the Discount Term for such Product; or (ii) in its entirety upon eighteen (18) months prior written notice to the other Party following expiration of all Discount Terms of all Products.

11.3                        Effect of Termination; Surviving Obligations.

(a)                                 Effect of Termination.  Upon termination of this Agreement all rights and obligations of the Parties under this Agreement shall terminate.

(b)                                 Return of Confidential Information.  Within thirty (30) days following the termination of this Agreement, each Party shall deliver to the other Party any and all Confidential Information of such Party then in its possession, except for one (1) copy which may be kept in such Party’s ( or its counsel’s) office for archival purposes and except to the extent a Party retains the right to use such Confidential Information pursuant to any license granted under the License Agreement which survives termination of the License Agreement, as applicable.

(c)                                  Surviving Obligations.  Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination.  Except as set forth below or elsewhere in this Agreement, including Section 11.3(a), the obligations and rights of the Parties under the following provisions of this Agreement shall survive termination of this Agreement:

Section 1 — Definitions

Section 4.3 — Records

Section 10 — Confidentiality

Section 11.3 — Effect of Termination; Surviving Obligations

Section 11.4 — Exercise of Right to Terminate

Section 11.5 — Damages; Relief

Section 12 — Indemnification

Section 13 — Dispute Resolution

Section 14 — General Provisions

11.4                        Exercise of Right to Terminate.  The rightful use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto.

11.5                        Damages; Relief.  Subject to Section 11.4 above, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

12.                               INDEMNIFICATION

12.1                        Indemnification of Optimer.  Partner shall indemnify and hold harmless each of Optimer and its Affiliates and their respective directors, officers, shareholders, employees, agents, servants, successors and assigns of any of the foregoing (the “Optimer Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) incurred by any Optimer Indemnitee resulting from any claims, actions, suits or proceedings brought by a Third Party (“Third Party Claims”) to the extent arising from, or occurring as a result of:  (a) gross negligence or willful misconduct in connection with Partner’s performance of its obligations or exercise of its rights under this Agreement; or (b) any material breach of any representations, warranties or covenants by Partner under this Agreement; except to the extent such Third Party Claims fall within the scope of the indemnification obligations of Optimer set forth in Section 12.2.

12.2                        Indemnification of Partner.  Optimer shall indemnify and hold harmless each of Partner and its Affiliates and the directors, officers and employees of such entities, and the successors and assigns of any of the foregoing (the “Partner Indemnitees”), from and against any and all Losses incurred by any Partner Indemnitee resulting from any Third Party Claims to the extent arising from, or occurring as a result of: (a) gross negligence or willful misconduct in connection with Optimer’s performance of its obligations or exercise of its rights under this Agreement; or (b) any material breach of any representations, warranties or covenants by Optimer under this Agreement other than those set forth in Section 9.1, except to the extent such Third Party Claims fall within the scope of the indemnification obligations of Partner set forth in Section 12.1.

12.3                        Procedure.  A party that intends to claim indemnification under this Section 12 (the “Indemnitee”) shall promptly notify the indemnifying party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Third Party Claim with counsel of the Indemnitee’s own selection. The indemnity arrangement in this Section 12 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Section 12 if and to the extent the Indemnitor is actually prejudiced thereby.  The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

13.                               DISPUTE RESOLUTION

13.1                        Objective.  The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights and/or obligations hereunder may arise from time to time.  It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 13 to resolve any such dispute if and when it arises.

13.2                        Resolution by Executives.  If an unresolved dispute as to matters arising under or relating to this Agreement or either Party’s rights and/or obligations hereunder arises (other than any dispute to be resolved as provided in Section 6.2), either Party may refer such dispute to the Chief Executive Officer of Optimer and the President and Chief Executive Officer or its designee of Partner, who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such dispute.  If such matter cannot be resolved by discussion of such officers within such thirty (30)-day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 13.3. The Parties acknowledge that these discussions between the Parties to resolve disputes are settlement discussions under applicable rules of evidence and without prejudice to either Party’s legal position.

13.3                        Arbitration.

(a)                                 If the Parties do not resolve a dispute as provided in Section 13.2, and a Party wishes to pursue the matter, each such dispute that is not an “Excluded Claim” shall be resolved by binding arbitration administered by the International Centre for Dispute Resolution (ICDR) in accordance with its International Arbitration Rules as then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.  The decision rendered in any such arbitration will be final and not appealable.  If either Party intends to commence binding arbitration of such dispute, such Party will provide written notice to the other Party informing the other Party of such intention and the issues to be resolved.  Within thirty (30) days after the receipt of such notice, the other Party may by written notice to the Party initiating binding arbitration, add additional issues to be resolved.

(b)                                 The arbitration shall be conducted by a panel of three (3) persons, none of whom shall be a current or former employee or director, or a then-current stockholder, of either Party, their respective Affiliates or any Sublicensee.  Within thirty (30) days after receipt of the original notice of binding arbitration (the “Notice Date”), each Party shall select one (1) person to act as arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator within ten (10) Business Days of their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICDR.  The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(c)                                  It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances.  The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents.  No later than thirty (30) days after selection of the third arbitrator, the Parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within six (6) months from such meeting.  Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures to such effect.

(d)                                 Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other non-compensatory damages, except as may be permitted by Section 9.5.  The arbitrators shall have the power to order that all or part of the legal or other costs incurred by a Party in connection with the arbitration be paid by the other Party. Each Party shall bear an equal share of the arbitrators’ and any administrative fees of arbitration..  In addition, in the event the arbitrators award damages to Partner pursuant to this Section 13 and Optimer is then, or becomes at any point, bankrupt or insolvent, the amount of such damages shall be applied as a credit to royalty payments otherwise owed to Optimer under Section 6.

(e)                                  Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(f)                                   As used in this Section, the term “Excluded Claim” shall mean (i) a dispute, controversy or claim that concerns (1) the validity, enforceability or infringement of a patent, trademark or copyright or (2) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory; or (ii) a claim for specific performance or injunctive or other equitable relief as a remedy for a breach or threatened breach of Section 10.

14.                               GENERAL PROVISIONS

14.1                        Governing Law.  This Agreement and all questions regarding its existence, validity, interpretation, breach or performance of this Agreement and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise), shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles to the extent those principles would require applying another jurisdiction’s laws (without limiting the Parties’ rights and obligations under Section 13).  The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement. Subject to Section 13, the Parties may commence an action, suit or proceeding arising out of or in connection with this Agreement in, and hereby consent to the non-exclusive jurisdiction of, the federal and state courts located in the County and State of New York.

14.2                        Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (other than failure to make payment when due) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.

14.3                        Assignment.  Except as expressly provided in this Section 14.3 or Section 14.4, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a)                                 in connection with the transfer or sale of all or substantially all of the business of the assigning Party relating to Products to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; or

(b)                                 to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

This Agreement shall be binding upon successors and permitted assigns of the Parties.  Any assignment not in accordance with this Section 14.3 or Section 14.4 will be null and void.

14.4                        Optimer Third Party Manufacturer.  The Parties acknowledge and agree that Optimer plans to use a Third Party manufacturer to Manufacture and supply Supplied Products under this Agreement and that the terms “Optimer shall” or “Optimer will” or the like, shall be deemed to be followed by the words “or Optimer’s designated Third Party manufacturer will” or “or “Optimer’s designated Third Party manufacturer shall” or “Optimer shall require that its designated Third Party manufacturer shall” or the like, with respect to Optimer’s Manufacturing and supply obligations herein. Optimer shall consult Partner on the terms of any agreements with any Third Party manufacturers relating to Products that will be or may be supplied under this Agreement that are being negotiated by Optimer at the Effective Date or negotiated afterwards and take Partner’s reasonable comments and suggestions into account.  In addition, Optimer shall have the right to transfer its obligations to Manufacture and supply Supplied Products under this Agreement to any Current Affiliate (as defined in the License Agreement) of Optimer but only with the prior written consent of Partner, not to be unreasonably withheld or delayed; provided that Partner may not withhold its consent to Optimer’s transfer its obligations to Manufacture and supply Supplied Products under this Agreement to any Current Affiliate if such Current Affiliate and Optimer U.S.A. are subject to contractual obligations to Partner relating to supply of Supplied Products that are at least as protective of Partner as the contractual obligations of Optimer and Optimer U.S.A. to Partner relating to Supplied Products as of the Effective Date.

14.5                        Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

14.6                        Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Optimer, addressed to:

Optimer Luxembourg 2 S.à r.l.
6C, rue Gabriel Lippmann
L-5365 Munsbach, Luxembourg
Attention: Olivier Dorier
Fax: +352 26 25 88 79

If to Partner, addressed to:

Astellas Pharma, Inc.
2-3-11 Nihonbashi-Honcho
Chuo-ku, Tokyo, 103-8411
Japan
Attention: Kazunori Okimura, Vice President, Legal
Fax: +81-3-3244-5811

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day; (b) on the Business Day after dispatch if sent by nationally recognized overnight courier; and/or (c) on the third Business Day following the date of mailing if sent by mail.

14.7                        Entire Agreement; Amendments.  This Agreement, together with the exhibit hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede and cancel all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof and thereof, including the Confidentiality Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto, but “written instrument” does not include (a) the text of e-mails or similar electronic transmissions, or (b) the terms of any (i) shrink-wrap, click-wrap, browse-wrap or similar agreement between the Parties or (ii) website owned, operated or controlled by a Party.

14.8                        Headings.  The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof.

14.9                        Independent Contractors.  It is expressly agreed that Optimer and Partner shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither Optimer nor Partner shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

14.10                 Waiver.  The waiver by either Party hereto of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

14.11                 Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.12                 Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

14.13                 Interpretation.  All references in this Agreement to a Section or Exhibit shall refer to a Section or Exhibit in or to this Agreement, unless otherwise stated.  Any reference to any federal, national, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” and similar words means including without limitation.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years, unless stated otherwise.  References to the singular include the plural.

14.14                 No Third Party Beneficiaries.  This Agreement is neither expressly or impliedly made for the benefit of any Party other than Optimer and Partner, except as otherwise provided in this Agreement with respect to Optimer Indemnitees under Section 12.1 and Partner Indemnitees under Section 12.2. This Agreement may be terminated, varied or amended in accordance with its terms or with the agreement of Partner and Optimer without the consent of the Optimer Indemnitees and/or Partner Indemnitees.

14.15                 English Language.  This Agreement is in the English language, and the English language shall control their interpretation.  In addition, all notices required or permitted to be given under this Agreement, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

14.16                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Supply Agreement as of the Effective Date.

ASTELLAS PHARMA INC.		OPTIMER LUXEMBOURG 2 S.À R.L.

By:	/s/ Yoshihiko Hatanaka	By:	/s/ Olivier Dorier
Name:	Yoshihiko Hatanaka	Name:	Olivier Dorier
Title:	President & CEO	Title:	Manager

EXHIBIT A

EXAMPLE TRANSFER PRICE CALCULATIONS

[…***…]

***Confidential Treatment Requested